Exhibit 10.1

IN ACCORDANCE WITH ITEM 601(b) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION (THE “CONFIDENTIAL INFORMATION”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE CONFIDENTIAL INFORMATION IS DENOTED HEREIN BY [*****].

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of the 16th day of August, 2026 (the “Effective Date”) by and between Unifi Manufacturing, Inc., a North Carolina corporation (the “Seller”), and ENOVUM DATA CENTERS CORP., a Canadian corporation and its permitted assigns (the “Buyer”) (Buyer and Seller are referred to herein individually as a “Party” and, together, the “Parties”).

STATEMENT OF PURPOSE

A. Seller is the owner of that certain real property situated in Yadkin County, North Carolina and being more particularly described as follows:

(i)	An approximately 61.372 acre parcel of land (the “Property X Land”) together with the industrial building known as [*****], Yadkinville, North Carolina, containing approximately 400,000 square feet and the related improvements located on the Property X Land (collectively, the “Property X Building”). The Property X Land and the Property X Building are shown on the drawing attached hereto as Exhibit A. The Property X Land and the Property X Building may be referred to collectively, herein, as the “Property X”.

(ii)	An approximately 116.58-acre parcel of land (the “Property Y Complex Land”) together with the industrial building known as [*****], Yadkinville, North Carolina, containing approximately 1,400,000 square feet and related improvements located on the Property Y Complex Land (collectively, the “Property Y Complex Building”). The Property Y Complex Land and the Property Y Complex Building are shown on the drawing attached hereto as Exhibit A. The Property Y Complex Land and the Property Y Complex Building may be referred to collectively, herein, as the “Property Y”.

B. Buyer desires to purchase: (i) the Property X; (ii) a portion of the Property Y Complex Building containing approximately 111,589 square feet which is shown on the drawing attached hereto as Exhibit A (the “Enovum Building Space”); and (iii) a portion of the Property Y Complex Land containing approximately 62.725 acres, which is depicted on the drawing attached hereto as Exhibit A (the “Enovum Property Y Land”) a portion of which is the underlying land on which the Enovum Building Space is located. The Enovum Building Space and the Enovum Property Y Land, together with all related improvements, may be referred to collectively, herein, as the “Enovum Property Y”.  The Property X and the Enovum Property Y may be referred to collectively, herein, as the “Real Property”.

C. Subject to the terms and conditions contained herein, Seller desires to sell the Property (as defined below) to Buyer and Buyer desires to purchase the Property from Seller.

AGREEMENT

Now, therefore, in consideration of the mutual conditions, covenants and restrictions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

1.	Real Property. Seller will sell, assign, transfer and convey to Buyer, AS-IS, WHERE-IS, and Buyer hereby will purchase and acquire from Seller, the following:

1.1	The Real Property, together with all improvements and appurtenances thereto and all fixtures and systems attached thereto (unless such fixtures or systems are listed as “Excluded” on Schedule 1.2 attached hereto);

1.2	All that certain machinery and equipment located on the Real Property which is listed as “Included” on Schedule 1.2 attached hereto (collectively, the “Personal Property”). For the avoidance of doubt, the Personal Property (i) shall not include any machinery or equipment listed as “Excluded” on Schedule 1.2 attached hereto, (ii) shall include any machinery or equipment not listed as “Included” or “Excluded” on Schedule 1.2 attached hereto but left on the Real Property on the Occupancy Termination Date (as defined below), and (iii) shall not include any machinery or equipment not listed as “Included” or “Excluded” on Schedule 1.2 attached hereto and not on the Real Property on the Occupancy Termination Date (as defined below);

1.3	All of Seller’s interest in that certain agreement(s) with [*****] to sell electrical power generated by the solar farm located at [*****] (collectively, the “Solar Farm Agreement”), and all prepaid payments (to the extent applicable to a period beyond the Closing Date) if any; and

1.4	All or any existing guarantees, warranties, entitlements, permits, approvals, development rights and indemnities relating to the construction, operation and/or use of the Real Property and Personal Property in effect at the time of Closing, to the extent assignable (collectively, the “Warranties” and together with the Real Property and Personal Property and the Solar Farm Agreement, the “Property”); provided, however, that the Warranties shall not include (i) any guarantees, warranties, entitlements, permits, approvals, development rights, and indemnities which need to be transferred to an owner’s association to implement the condominium structure with respect to the Enovum Property Y Land and Enovum Building Space as discussed in Section 12.2 below, (ii) any guarantees, warranties, entitlements, permits, approvals, development rights, and indemnities which during the course of the fulfillment of Seller’s other obligations under Section 12.2 below are reasonably identified as needing to be excluded from the Warranties, and (iii) any guarantees, warranties, entitlements, permits, approvals, development rights, and indemnities which during the course of negotiation of the Occupancy Agreement, Lease, Assignment and Assumption of Solar Farm Agreement, Fire Water Tower REA (as defined below), Property X Access Easement Agreement (as defined below), Property Y Reciprocal Easement Agreement (as defined below), and/or Condo Declaration (as defined below) are identified as needing to be excluded from the Warranties (for example, a warranty for the roof over the Property Y Complex Building might need to be transferred to the owner’s association, a storm water runoff permit for the drainage of the Property Y Complex Land might need to remain with Seller, etc.). The foregoing notwithstanding, the Parties intend that the proposed recombination, subdivision or creation of condominium structures in creating the parcels of real property and the interests in the improvements to be transferred under this Agreement are intended to result in the Property retaining in substance the Existing Entitlements (as discussed below) and all such exclusions shall be consistent with such intent.

2.	Purchase Price. The purchase price for the Property of Sixty Million and No/100 Dollars (USD $60,000,000.00) (the “Purchase Price”), shall be paid as follows:

2.1.	Buyer shall, within two (2) business days after the Effective Date, deposit in escrow with Chicago Title Company, LLC (the “Title Company”), a deposit in the amount of Two Million Two Hundred Fifty Thousand and No/100 Dollars (USD $2,250,000.00) (together with all interest earned thereon, the “Earnest Money Deposit”), which shall be fully refundable to Buyer during the Inspection Period (as defined in Section 4 below) and otherwise as set forth in this Agreement, including, without limitation, Sections 13 and 14, except as noted in Section 4 with respect to a portion of the Earnest Money Deposit in the event of an extension of the Inspection Period. At Closing (as defined in Section 5.1 of this Agreement), the Earnest Money Deposit plus any accrued interest shall be paid to Seller and credited against the Purchase Price.

2.2	The balance of the Purchase Price shall be paid to Seller by wire transfer in readily available funds on the Closing Date (as defined in Section 5.1).

2.3	The Parties and Title Company agree to execute an escrow agreement in the form attached hereto as Exhibit B.

3.	Survey and Title to the Real Property.

3.1	In connection with Seller’s obligations under Section 12.2 below, Seller, at Seller’s expense, shall obtain a survey (the “Survey”) of the Real Property and Seller shall have the Survey certified to Buyer. Seller agrees that it will provide the Survey to Buyer at least ten (10) days prior to the end of the Inspection Period. In the event the Survey is not delivered at least ten (10) days prior to the end of the Inspection Period, the Inspection Period shall be deemed extended for an additional ten (10) days from the date on which the Survey is actually delivered to Buyer. Seller agrees that the configuration of the Real Property shown on the Survey shall be materially consistent with the preliminary drawings and depictions of the Real Property attached hereto as exhibits.

3.2	Buyer, at Buyer’s expense, shall obtain an ALTA title commitment (the “Title Commitment”) issued by the Title Company for an owner’s title insurance policy in the amount of the Purchase Price setting forth the status of title to the Real Property and any exceptions thereto. Buyer shall have until the expiration of the Inspection Period (as defined herein and as the same may be extended as provided herein) to review the Survey and the Title Commitment and determine if Buyer wishes to proceed to Closing. If there are any material defects of title or Survey relating to the Real Property that would prohibit Buyer’s ability to use and operate the Property as a data center (the “Intended Use”), Buyer may terminate this Agreement by providing written notice to Seller prior to the expiration of the Inspection Period, in which event, the Earnest Money Deposit shall be immediately returned to Buyer (other than, if applicable, the Non-Refundable Portion (defined below), which shall be immediately paid to Seller), this Agreement shall terminate and neither Party shall have any additional rights, liabilities or obligations under this Agreement, except for those rights, liabilities and obligations which survive termination of the Agreement as expressly provided in this Agreement. If Buyer does not terminate the Agreement prior to the expiration of the Inspection Period all exceptions contained in the Title Commitment and all matters shown on the Survey other than Mandatory Cure Items (as defined below) shall be deemed “Permitted Exceptions,” and Seller shall have no obligation to cure any title exception except any Mandatory Cure Items. Notwithstanding anything to the contrary hereinabove provided, Seller covenants and agrees that at or prior to Closing, Seller shall (i) cause to be canceled and discharged as liens against the Property all mechanics’ and contractors’ liens and judgments which may be filed against Seller, and any other liens against the Property of a definite or liquidated amount (other than non-delinquent ad valorem taxes, to be prorated as provided herein) which may be removed by the payment of money which arose out of actions of the Seller or any party claiming by, through or under Seller; and (ii) cause to be released any security documents encumbering the Property which secures money borrowed by Seller or any party claiming by, through or under Seller (collectively, “Mandatory Cure Items”). Buyer shall pay for all costs related to the title examination, Title Commitment and title insurance premium and any ALTA endorsements required by Buyer or its lender and the costs associated with the title update of the Real Property charged by the Title Company at Closing. Seller shall be responsible for all costs incurred in connection with any Mandatory Cure Items.

3.3	At the Closing, Seller shall convey to Buyer good and marketable fee simple title to the Real Property, subject only to the Permitted Exceptions, and all rights, privileges and easements appurtenant thereto by duly executed and acknowledged Special Warranty Deed (the “Deed”) in recordable form for the County and State in which the Real Property is located.

4.	Inspection Period. Buyer, its employees, agents or designees, at Buyer’s sole expense, shall have a period from the Effective Date until September 15, 2026 (the “Inspection Period”) to examine and test the Property, and shall further have the right of ingress and egress over and through the Property for the purpose of inspecting, surveying, appraising, performing environmental inspections, and any other activities reasonably necessary to assess the Property, including the review of the title to the Real Property, as set forth in Section 3 (the “Inspections”). Buyer shall have one (1) thirty (30) day option to extend the Inspection Period, by providing notice of such extension option exercise prior to the end of the initial Inspection Period. In the event Buyer elects to so extend the Inspection Period, One Million Dollars (USD $1,000,000.00) of the Earnest Money Deposit shall become non-refundable (the “Non-Refundable Portion”) except in the event of any Seller default hereunder, Buyer’s termination of the Agreement pursuant to Section 11 (Casualty and Condemnation), or Buyer’s termination of the Agreement pursuant to Section 13 (Failure of Condition Precedent). The entire Earnest Money Deposit will be credited against the Purchase Price at Closing. If the Buyer’s Inspections disclose material defects with the Property that would prohibit Buyer’s Intended Use, in Buyer’s sole discretion, Buyer shall have the right to terminate this Agreement by providing written notice of termination to Seller on or before the expiration of the Inspection Period, in which event, the Earnest Money Deposit (other than, the Non-Refundable Portion, if applicable, which shall be immediately paid to Seller) shall be immediately returned to Buyer, this Agreement shall terminate and neither Party shall have any additional rights, liabilities or obligations under this Agreement, except for those rights, liabilities and obligations which survive termination of this Agreement as expressly provided in this Agreement; provided, however, if Buyer does not terminate this Agreement prior to the expiration of the Inspection Period, Buyer shall have access to the Property for purposes of continuing the Inspections through the Closing Date, subject to the terms and conditions set forth in this Section 4. In no event shall Buyer or its agents be permitted to perform any soil disturbing activities or invasive testing on the Real Property without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Buyer shall repair any damage to the Property caused by Buyer’s access and Inspections to the Property and agrees to restore the Property to its condition immediately prior to any such access and Inspections promptly after conducting the same. Buyer shall indemnify and hold harmless Seller from and against any and all actual expenses, claims, or losses, including without limitation, Seller’s attorneys’ fees or court costs occasioned by such claims arising from or in connection with any activities of Buyer, its officers, agents, employees, or contractors with respect to the Property prior to Closing (collectively, “Losses”), excluding any such Losses arising from the negligence or intentional misconduct of Seller or Seller’s agents or Buyer’s mere discovery of pre-existing conditions. The Buyer’s obligations under the preceding two (2) sentences shall survive the Closing or termination of this Agreement.

Through the Closing Date, Buyer and Buyer’s agents entering the Property shall maintain in effect, at Buyer’s sole cost and expense, comprehensive general liability insurance with insurance carriers licensed in North Carolina and with an AM Best rating of A-, VII or better with bodily injury and property damage coverage of at least Five Million and No/100 Dollars (USD $5,000,000.00) per occurrence and Five Million and No/100 Dollars (USD $5,000,000.00) annual aggregate, naming Seller as an additional insured, and including a waiver of any right of subrogation against Seller. Buyer’s policy should also be primary, non-contributory. These limits may be achieved through a combination of primary and excess umbrella liability policies. Buyer shall provide Seller with a certificate of insurance evidencing Buyer’s compliance with the insurance requirements set forth herein. All on-site Inspections of the Property by Buyer, its officers, agents, employees, contractors, or designees shall occur during regular business hours at times reasonably determined by Seller which shall not unreasonably interfere with Seller’s business operation with respect to the Property. If this Agreement is terminated for any reason, Buyer agrees to provide Seller with a copy of all third party reports, surveys and other reports Buyer obtained during its Inspections at no cost to Seller, but without any representation or warranty whatsoever from Buyer.

Seller has delivered to Buyer, and Buyer confirms satisfactory receipt of, certain diligence items relating to the Property (collectively, the “Property Documents”). Seller makes no representations or warranties, express or implied, regarding the accuracy, completeness, or reliability of the Property Documents. All Property Documents delivered by Seller to Buyer are provided for information purposes only, and Buyer shall, at its own risk, be entitled to rely upon the completeness or accuracy of the Property Documents but should in all instances rely exclusively on its own Inspections with respect to all matters it deems relevant to its decision to purchase the Property from Seller. Seller shall have no liability to Buyer or any third party for any errors, omissions, or inaccuracies in any Property Documents, regardless of whether such errors, omissions, or inaccuracies were known or should have been known by Seller.

5.	The Closing.

5.1	The Closing of the transaction contemplated by this Agreement (the “Closing”) shall take place on the date that is forty-five (45) days after the expiration of the Inspection Period, or on such other earlier date as Buyer may elect in its discretion upon at least ten (10) days prior written notice to Seller. The date on which the Closing actually takes place shall be referred to herein as the “Closing Date”.

5.2	At or before the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

5.2.1	The Deed conveying to the Buyer the Real Property, and all rights, privileges, and easements appurtenant thereto as required by Section 3.3 above, subject to the Permitted Exceptions, in form attached hereto as Exhibit C and incorporated herein by reference;

5.2.2	A Quitclaim Deed conveying to the Buyer the Real Property as described on the Survey;

5.2.3	A Bill of Sale conveying all Personal Property;

5.2.4	Seller’s signature on an Assignment and Assumption of the Solar Farm Agreement;

5.2.5	A general assignment of all of Seller’s right, title and interest, in and to all Warranties (to the extent assignable) for the Real Property and Personal Property;

5.2.6	Seller’s corporate resolutions authorizing the transactions contemplated by this Agreement and qualification certificate issued by the North Carolina Secretary of State;

5.2.7	A Non-Foreign Affidavit in the form reasonably acceptable to the Buyer and Title Company;

5.2.8	Title Affidavit (including, liens, possession and gap indemnity) in a form reasonably acceptable to the Title Company, Seller, and Buyer for Title Company to issue a title policy consistent with the Title Commitment, subject to the Permitted Exceptions;

5.2.9	Exclusive possession of the Property in accordance with the terms of this Agreement (subject to the Occupancy Agreement and the Lease (as each of those terms is defined below));

5.2.10	Seller’s signature on the Occupancy Agreement;

5.2.11	Seller’s signature on the Lease and the memorandum of lease contemplated therein;

5.2.12	Seller’s signature on the Fire Water Tower REA;

5.2.13	Seller’s signature on the Property X Access Easement Agreement;

5.2.14	Seller’s signature on the Property Y Reciprocal Easement Agreement;

5.2.15	Seller’s signature on the Condo Declaration;

5.2.16	Seller’s signature on the certificate of representations and warranties contemplated by Section 6.13 below; and

5.2.17	An executed closing statement (the “Closing Statement”), prepared by counsel for Buyer or Title Company, and in form and content satisfactory to Buyer and Seller as well as any other documents, instruments or agreements called for hereunder or reasonably required to consummate the transactions under this Agreement required to be signed by the Seller.

5.3	At or before the Closing, Buyer shall deliver or cause to be delivered to the Seller the following:

5.3.1	Buyer’s signature on the Assignment and Assumption of Solar Farm Agreement;

5.3.2	Buyer’s signature on the Occupancy Agreement;

5.3.3	Buyer’s signature on the Lease and the memorandum of lease contemplated therein;

5.3.4	Buyer’s signature on the Fire Water Tower REA;

5.3.5	Buyer’s signature on the Property X Access Easement Agreement;

5.3.6	Buyer’s signature on the Property Y Reciprocal Easement Agreement;

5.3.7	Buyer’s signature on the Condo Declaration;

5.3.8	The balance of the Purchase Price by wire transfer in readily available funds of the United States and such other funds as may be required to close the escrow; and

5.3.9	The Closing Statement executed by Buyer as well as any other documents, instruments or agreements called for hereunder or reasonably required to consummate the transactions under this Agreement required to be signed by the Buyer, which have not previously been delivered.

5.4	Seller and Buyer shall each deposit such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the transactions under this Agreement.

5.5	Seller and Buyer agree to prorate the real property taxes as of the Closing Date with Seller responsible for January 1, 2026 through the day prior to the Closing Date and Buyer responsible for the remainder of the year; provided, the Occupancy Agreement, Lease, Assignment and Assumption of Solar Farm Agreement, Fire Water Tower REA, Property X Access Easement Agreement, Property Y Reciprocal Easement Agreement, and/or Condo Declaration may provide for other obligations of the Buyer and Seller with respect to the payment of taxes. The Parties agree that utilities charges after the Closing Date shall be allocated and shared as outlined in the Occupancy Agreement, Lease, Assignment and Assumption of Solar Farm Agreement, Fire Water Tower REA, Property X Access Easement Agreement, Property Y Reciprocal Easement Agreement, and/or Condo Declaration.

5.6	Seller is responsible for and shall pay (i) the cost of any transfer taxes for Seller’s conveyance of its fee simple interest in the Real Property, (ii) any brokerage fee due to the Brokers (as defined herein), (iii) cost and expenses to cure any Mandatory Cure Items, (iv) one half (1/2) of the Title Company’s escrow/closing fees, if any, (v) the cost of the Survey, and (vi) the fees and expenses of Seller’s attorney.

5.7	Buyer is responsible for and shall pay (i) the cost of the owner’s and, if applicable, lender’s premium for the policy of title insurance to be issued pursuant to the Title Commitment and any title insurance ALTA endorsements desired by Buyer or its lender, (ii) one half (1/2) of the Title Company’s escrow/closing fees, if any, (iii) the cost of recording the Deed, the Quitclaim Deed, the memorandum of lease contemplated by the Lease, the Fire Water Tower REA, the Property X Access Easement Agreement, the Property Y Reciprocal Easement Agreement, and the Condo Declaration, (iv) third party reports or any other costs or expenses of Buyer’s Inspections or investigations of the Property, (v) all closing costs, recording fees, mortgage taxes and any other costs associated with or related to Buyer’s financing, and (vi) the fees and expenses of Buyer’s attorney.

5.8	Any other costs and fees to be paid at Closing, not specifically described above, shall be paid by such Party as is customary in real estate closings in Yadkin County, North Carolina.

6.	Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer, which warranties and representations shall survive the Closing as set forth herein, as follows:

6.1	This Agreement and all the documents executed by Seller which are to be delivered to Buyer at the Closing are, and at the time of Closing will be, duly authorized, executed, and delivered by Seller, are and at the time of Closing will be, legal, valid, and binding obligations of Seller, are and at the time of Closing will be, sufficient to convey title (if they purport to do so), and, to the Seller’s knowledge, do not, and at the time of Closing will not, violate any provisions of any agreement to which Seller is a party or to which it or any of its assets are subject.

6.2	Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, nor is the sale of the Property subject to any withholding requirement imposed by the Internal Revenue Service, including, but not limited to, Section 1445 thereof.

6.3	Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”). Seller (A) is not listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (B) is not a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is not owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders. The foregoing representation shall not apply with respect to the beneficiaries of any pension plan participating in Seller.

6.4	Seller is not a party to, or to its knowledge, affected by any litigation, administrative action, investigation or other governmental or quasi-governmental proceeding which would or could have an adverse effect upon the Property or upon the ability of Seller to fulfill its obligations under this Agreement. To Seller’s knowledge, there are no lawsuits, administrative actions, governmental investigations or similar proceedings, including, without limitation, real estate tax assessment appeals, pending or threatened against or affecting the Property or any portion thereof or any interest therein except that Yadkin County is considering a temporary moratorium on data centers.

6.5	Seller is not a party to any voluntary or involuntary proceedings under any applicable laws relating to the insolvency, bankruptcy, moratorium or other laws affecting creditors’ rights to the extent that such laws may be applicable to Seller.

6.6	Seller has not received written notice of any assessments or special assessments by a public body, whether municipal, county, or state imposed, contemplated or confirmed and ratified against any of the Real Property for public or private improvements which are now or hereafter payable. To Seller’s knowledge, the Real Property is not part of any improvements district, or similar program which could result in additional assessments against the Real Property.

6.7	The Real Property is currently zoned LI - Light Industrial. Seller has no knowledge of, and has not received notice of any action, threatened or proposed, to change the zoning classification of the Real Property.

6.8	Except for the Buyer under this Agreement, no person has any written or oral agreement, present or future, contingent or absolute, option, understanding or commitment, or any right (including a right of first refusal or other purchase right) or privilege capable of becoming such for the purchase or other acquisition of any of the Property.

6.9	There are no leases, licenses, agreements or options to lease or other tenancy agreements with respect to the Property which are currently in effect other than the Solar Farm Agreement, that certain Joint Access and Easement Agreement between Unifi and [*****](the “Joint Access and Easement Agreement”), and that certain Fire Protection System Easement Agreement between Unifi and [*****] (the “Fire Protection System Easement Agreement” and together with the Joint Access and Easement Agreement, the “Existing Easements”), and at Closing, other than the Occupancy Agreement, the Lease, the Solar Farm Agreement, the Existing Easements, the Fire Water Tower REA, the Property X Access Easement Agreement, the Property Y Reciprocal Easement Agreement, and the Condo Declaration, there will be no leases, licenses, agreements, or options to lease or other tenancy agreements with respect to the Property which are in effect.

6.10	All service contracts applicable to the Real Property (collectively, the “Service Contracts”) are listed on Schedule 6. Except for the Service Contracts, there are no other unrecorded contracts, agreements or documents affecting the Real Property or any portion thereof. At the Closing, except as may be provided under the Occupancy Agreement, the Lease, the Fire Water Tower REA, the Property X Access Easement Agreement, the Property Y Reciprocal Easement Agreement, or the Condo Declaration, all Service Contracts shall have been terminated with respect to the Real Property.

6.11	To Seller’s knowledge, the Property is not subject to any roll-back or deferred taxes, impact fees, traffic or trip fees, development fees, utility capacity, utility extension, sewer connection, tap or other similar type fees or assessments imposed by any governmental authority with respect to the development of the Property or any other recoupment arising under any applicable laws or covenants relating to the taxation or development of the Property or any part thereof.

6.12	Except as set forth in Seller’s environmental reports made available to Buyer and the Property Documents, to Seller’s knowledge: (i) no Hazardous Substances (as defined below) presently exist or have been discharged, disbursed, released, stored, treated, generated, disposed of, or allowed to escape on, in, or under the Real Property in violation of Environmental Laws (as defined below); (ii) no PCBs are located on or in the Real Property, whether in electrical transformers, fluorescent light fixtures with ballasts, cooling oils, or otherwise; (iii) no underground storage tanks are located on the Real Property or were located on the Real Property and were subsequently removed or filled; (iv) no investigation, administrative order, consent order or agreement, litigation, or settlement with respect to Hazardous Substances is proposed, threatened, anticipated or in existence with respect to the Real Property; and (v) Seller has not received any written notice, citation, summons, directive, order or other communication, written or oral, from, and Seller has no knowledge of the filing or giving of any such notice, citation, summons, directive, order or other communication by, any governmental or quasi-governmental authority or agency or any other person or party concerning the presence, generation, treatment, storage, transportation, transfer, disposal, release, or other handling of any Hazardous Substance within, on, from, related to, or affecting the Real Property. For purposes of this Agreement, “Hazardous Substances” means all hazardous waste, hazardous substances, hazardous constituents, hazardous materials, toxic substances, or related substances or materials, whether solids, liquids or gases including, but not limited to, polychlorinated biphenyl (commonly known as PCBs), asbestos, radon, urea formaldehyde, petroleum products (including gasoline and diesel oil), toxic substances, hazardous chemicals, spent solvents, sludge, ash, containers with hazardous waste residue, spent solutions from manufacturing processes, pesticides, explosives, organic chemicals, inorganic pigments and other similar substances, as each of the foregoing terms are defined under, or regulated or governed by, any and all “Environmental Laws,” which for purposes of this Agreement, means (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. S 9601 et seq., (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. S 1801 et seq., (iii) the Resource, Conservation and Recovery Act of 1976, as amended, 42 U.S.C. S 6901 et seq., (iv) the Clean Water Act, as amended, 33 U.S.C. S 1251 et seq., (v) the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. S 2601 et seq., (vi) the Clean Air Act, as amended, 42 U.S.C. S 7401 et seq., and (vii) any so-called “superfund” or “superlien” law.

6.13	All representations set forth in this Section 6 shall be deemed made as of the Effective Date of this Agreement. Seller agrees that it will execute a certificate of its representations and warranties hereunder certifying the same to be true and accurate as of the Closing Date, except as may need to be updated to reflect any changes in fact between the Effective Date and the Closing Date. All such representations and warranties of Seller shall survive the Closing and shall not be deemed to have merged into and be governed by any Closing documents for the period of twelve (12) months following the Closing Date (the “Survival Period”). If Buyer has actual knowledge, prior to Closing, that any representation or warranty under this Agreement is not true but proceeds to Closing, Buyer shall have waived any right to make any claim with respect to such representation and warranty, including during Survival Period. If Buyer discovers, after Closing, but within the Survival Period, that any representation or warranty made in this Agreement is not true in any material respect, Buyer shall be entitled to exercise its remedies available at law subject to the limitations set forth in Section 6.14 below, provided as a condition precedent to Buyer’s right to do so, Buyer must deliver written notice of such breach to Seller, within the Survival Period. Until the expiration of the Survival Period, and, if applicable, payment or disposition in a final, non-appealable judgment by a court of competent jurisdiction of all claims made by the Buyer under this Agreement, the Seller shall remain in existence and in good standing in its jurisdiction of incorporation (the “Existence Covenant”). The Seller shall provide reasonable evidence of its satisfaction of the Existence Covenant within fifteen (15) days after written request therefor from the Buyer at any time prior to the expiration of the Survival Period (provided the Seller shall not be required to deliver such evidence more than one (1) time). This Section 6.13 shall survive Closing.

6.14	Seller shall indemnify and hold Buyer harmless from and against any and all actual claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys’ fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Buyer (or the Real Property) directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this Agreement by Seller, except to the extent waived at Closing as set forth in Section 6.13 above. Buyer shall not have the right to bring a cause of action for a breach of a representation or warranty unless the actual damage to Buyer on account of such breach (individually or when combined with damages from other breaches) equals or exceeds One Hundred Thousand and No/100 Dollars (USD $100,000.00) (the “Basket”). In the event Buyer’s claims hereunder reach or exceed the Basket prior to the end of the Survival Period, Buyer shall be entitled to recover all such claimed amounts and not just that portion of its claims that exceed the Basket amount. In no event shall Seller’s aggregate liability for breaches of the representations and warranties given by Seller exceed three percent (3%) of the Purchase Price.

6.15	References to “Seller’s knowledge” or “knowledge of Seller” or similar such phrases mean the actual knowledge, without investigation, of [*****].

7.	Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller, which representations and warranties shall survive Closing, as follows:

7.1	All documents executed by Buyer which are to be delivered to Seller at Closing are, or at the Closing will be, duly authorized, executed, and delivered by Buyer, and are, or at the Closing will be, legal, valid, and binding obligations of Buyer, and, to the Buyer’s knowledge, do not, and will not at the time of Closing, violate any provisions of any agreement to which Buyer is a party or to which it or its properties are subject.

7.2	Buyer is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof. Buyer (A) is not listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders, (B) is not a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is not owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders. The foregoing representation shall not apply with respect to the beneficiaries of any pension plan participating in Buyer.

8.	Default.

a.	Buyer’s Default. If the Closing is not consummated because of Buyer’s breach of this Agreement, default, failure or refusal to perform hereunder, then, after not less than five (5) days’ prior written notice and opportunity to cure, Seller shall, as its sole and exclusive remedy for such default, retain the Earnest Money Deposit as liquidated damages. Buyer and Seller acknowledge that it is impossible to precisely estimate the damages which might be suffered by Seller upon Buyer’s default and that the Earnest Money Deposit represents a reasonable estimation of such damages.

b.	Seller’s Default. In the event of a breach of this Agreement by Seller (including, without limitation, Seller’s failure or refusal to convey the Property to Buyer as required by this Agreement), which breach is not cured within five (5) days’ after prior written notice from Buyer, Buyer shall be entitled, at its option, to either (a) seek specific performance of this Agreement against Seller in a court of competent jurisdiction by filing such action within sixty (60) days of Seller’s default, in which event Seller shall pay Buyer for all of Buyer’s costs and expenses (including, without limitation, court costs, reasonable and actual attorneys’ fees, and expenses) incurred in connection with the enforcement of this Agreement if Buyer is the prevailing party in such enforcement proceeding, or (b) terminate this Agreement and receive a full refund of the Earnest Money Deposit and be reimbursed for all of Buyer’s actual costs and expenses incurred in connection with this Agreement and Buyer’s due diligence, not to exceed One Hundred Thousand and No/100 Dollars (USD $100,000.00). The foregoing notwithstanding, in the event the remedy of specific performance is not available due to the intentional breach by Seller of the provisions of this Agreement, Buyer shall have all rights and remedies at law or in equity. The Parties agree that the foregoing limitations on remedies shall not apply in the case of any breach by Seller of any representation or warranty under this Agreement and remedies for such breaches shall be subject to the provisions of Section 6.14 above.

9.	Miscellaneous.

a.	Notices. Any notice which may be required or permitted hereunder shall be in writing and shall be deemed delivered upon dispatch if sent via electronic mail (email) communication (with electronic confirmation of receipt), Federal Express or other nationally recognized overnight air courier, or upon receipt or refusal if sent via hand delivery or United States Mail, registered or certified, in any case addressed to such Party at the addresses set forth below.

If to Seller:	Unifi Manufacturing, Inc.
7201 West Friendly Avenue
Greensboro, North Carolina, 27410
	Attn:	[*****]
	Email:	[*****]

With copy to:	[*****]
[*****]
[*****]
[*****]
[*****]

If to Buyer:	Enovum Data Centers Corp.
D-3195 RD Bedford
Montreal (Quebec) H3S 1G3 Canada
	Attn:	[*****]
	Email:	[*****]

With copy to:	[*****]
[*****]
[*****]
[*****]
[*****]

9.2	Brokers and Finders. Buyer and Seller each represent and warrant to each other that, except for [*****], acting as the Buyer’s broker (“Buyer’s Broker”), and [*****], acting as the Seller’s broker (“Seller’s Broker”), neither Party has dealt with a broker in connection with, nor has any broker had any part in bringing about, this transaction. Buyer and Seller shall each indemnify, defend, and hold harmless the other from and against any claim of any broker or other person for any brokerage commissions, finder’s fees, or other compensation in connection with this transaction if such claim is based in whole or in part by, through, or on account of, any acts of the indemnifying party or its agents, employees, or representatives and from all losses, liabilities, costs, and expenses in connection with such claim, including without limitation, reasonable attorneys’ fees, court costs, and interest. Seller shall pay a commission to Seller’s Broker pursuant to the terms of a separate agreement. The provisions of this Section 9.2 shall survive the Closing or the termination of this Agreement prior to the Closing.

9.3	Successors and Amendments. Except for an assignment to an affiliate of Buyer, Buyer shall not have the right to assign this Agreement or any of its rights or obligations to any persons, corporations, or other entity without the prior written consent of the Seller, which consent may be withheld in Seller’s sole discretion. For purposes of this Agreement, an “affiliate” means any other person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with Buyer, including, without limitation, any limited liability company for which Buyer is the manager. As used in this Section 9.3, the term “control” (including the terms “controlling”, “controlled by”, or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of Buyer, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, Buyer shall not be released of its obligations hereunder as a result of any assignment.

9.4	Governing Law & Merger. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to conflict of laws principles. The Parties further agree that any suit, action, or proceeding arising out of this Agreement shall be submitted to and brought exclusively before the appropriate federal or state courts in the State of North Carolina. The Parties acknowledge that this Agreement has been prepared, negotiated, executed, and entered into as a contract in the State of North Carolina. This Agreement supersedes all prior agreements and understandings between the Parties hereto relating to the subject matter hereof.

9.5	Enforcement. If either Party hereto fails to perform its obligations under this Agreement, or if a dispute arises concerning the meaning or interpretation of any provision of this Agreement and any action or steps are taken in furtherance thereof including, but not limited to, the commencement of legal proceedings, lawsuits, arbitration, or other proceedings arising out of, relating to, or based in any way on this Agreement, including, without limitation, tort actions and actions for injunctive and declaratory relief, the non-prevailing party in the dispute shall pay any and all actual costs and expenses incurred by the prevailing party in enforcing or establishing its rights hereunder, or in defending itself or its rights hereunder, or both including, without limitation, all court costs, all fees and costs incurred in any appellate process, and attorneys’ fees actually incurred.

9.6	Document Execution. It is understood and agreed by Seller and Buyer that until this Agreement is fully executed by both Seller and Buyer there is not and shall not be an agreement of any kind between the Parties upon which any commitment, undertaking, liability, or obligation can be founded.

9.7	Interpretation. This Agreement shall not be construed in favor or against either Party but shall be construed as if all Parties prepared this Agreement.

9.8	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same Agreement. Additionally, the Parties hereby covenant and agree that, for purposes of facilitating the execution of this Agreement, a facsimile, PDF, or DocuSign signature shall be deemed to be an original signature.

9.9	Time. Time is of the essence with respect to each provision of this Agreement subject to Section 9.10.

9.10	Final Dates. If the final date of any deadline falls upon a Saturday, Sunday, or holiday recognized by the U.S. Postal Service, then in such event the time of such deadline shall be extended to the next day that is not a Saturday, Sunday, or holiday recognized by the U. S. Postal Service. Whenever the word “days” is used herein, it shall be considered to mean “calendar days” and not “business days” unless an express statement to the contrary is made.

9.11	Confidentiality. The Parties covenant and agree that the matter of confidentiality shall be governed by that certain Mutual Non-Disclosure Agreement between the Parties, effective as of [*****], which is attached hereto as Exhibit D (the “Non-Disclosure Agreement”).The Parties acknowledge that the Seller is a public company listed on the New York Stock Exchange and that the Buyer’s parent company, Bit Digital, Inc., is a public company listed on the NASDAQ stock exchange, and that as such both companies are subject to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The Parties agree that any disclosure required of Seller or Bit Digital, Inc. pursuant to the United States securities laws, the SEC rules and regulations, the New York Stock Exchange or the NASDAQ would be permissible pursuant to Section 3.4 of such Non-Disclosure Agreement and subject to the terms and conditions of Section 4 of the Non-Disclosure Agreement.

9.12	Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

10.	AS-IS, WHERE-IS Sale. Buyer expressly acknowledges that the Property is being sold and accepted in its AS-IS, WHERE-IS, WITH ALL FAULTS condition and except for the express representations and warranties set forth in this Agreement and the Deed to be delivered by Seller at Closing, Seller makes no representations or warranties with respect to the physical condition or any other aspect of the Property, including, without limitation, (i) the conformity of the Property to any past, current or future applicable zoning or building code requirements or compliance with any other laws, rules, ordinances, or regulations of any government or other body, (ii) the nature and effect of any easement, right-of-way, restrictions, reservations or other encumbrances on Buyer’s Intended Use of the Property, (iii) whether the Property is located wholly or partially in a flood plain or a flood hazard boundary or similar area, (iv) the existence or non-existence of asbestos, hazardous waste or other toxic or hazardous materials of any kind or any other environmental condition or whether the Property is in compliance with the Environmental Laws, or (v) any other matter whatsoever affecting the Property (collectively, the “Property Conditions”), and BUYER HEREBY WAIVES ANY AND ALL RIGHTS BUYER MIGHT HAVE REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE relating to the Property, its improvements or the Property Conditions. Without limiting the generality of the foregoing, Buyer agrees that with respect to removal between the Effective Date and the Closing Date of any machinery and equipment which is not included in the Personal Property to be transferred to Buyer pursuant to Schedule 1.2 of this Agreement, Seller shall have no responsibility for repairing any minor damage caused thereby (such as filling bolt or mounting holes in the concrete flooring which is incidental to the removal); however, Seller shall have responsibility for repairing any major damaged caused thereby (for example and not as a limitation, knocking down walls or holes in walls or floors from forklift or similar machinery). The Parties agree that Seller’s obligations with respect to removal of any machinery and equipment which is not included in the Personal Property to be transferred to Buyer pursuant to Schedule 1.2 of this Agreement after the Closing Date shall be governed by the Occupancy Agreement. The provisions and waivers of this Section 10 shall survive the Closing.

11.	Casualty Loss and Condemnation: In the event of any casualty loss to all or a material portion of the improvements located on the Real Property in excess of One Million and No/100 Dollars (USD $1,000,000.00) prior to Closing (“Material Casualty Loss”) or in the event of any condemnation or eminent domain proceedings for any public or quasi-public purposes at any time prior to Closing, resulting in a taking of all or any material portion of the Real Property that materially prevents access to and from the Real Property, or makes the Real Property unsuitable for the Intended Use (“Material Condemnation”), Buyer shall have the option at any time prior to Closing (i) to cancel this Agreement and receive a refund of its Earnest Money Deposit and this Agreement shall be of no further force and effect, except those obligations that survive termination; or (ii) to proceed to Closing, in which event the Purchase Price shall not be abated. If any such casualty or condemnation is not determined to be a Material Casualty Loss or a Material Condemnation, Buyer shall not be permitted to terminate this Agreement and the Parties shall proceed to Closing. Notwithstanding the foregoing, if such casualty or condemnation is not determined to be a Material Casualty Loss or a Material Condemnation, or it is determined to be a Material Casualty Loss or a Material Condemnation and Buyer decides to proceed to Closing pursuant (ii) above, Seller shall assign any and all insurance proceeds and/or condemnation or eminent domain award, as the case may be to Buyer. From and after the Effective Date, Seller agrees not to enter into any settlement of any Casualty Loss or Condemnation without the proper written consent of Buyer. Notwithstanding the preceding two sentences, Seller shall not be obligated to assign insurance proceeds and/or condemnation or eminent domain awards, nor refrain from entering into any settlement of any Casualty Loss or Condemnation without the proper written consent of Buyer, if in any such case such assignment or restraint shall be prohibited by, or inconsistent with, Seller’s arrangement with its lender(s). Further, Buyer acknowledges that the occurrence of a casualty loss or any condemnation or eminent domain proceedings shall not be a default by Seller under this Agreement, and in no event shall Seller have any restoration obligations following a casualty loss or condemnation or eminent domain. In the event of any casualty event or condemnation, in which the proceeds are not made available by Seller’s lender(s), Buyer shall have the option to either (i) terminate this Agreement and receive a refund of the Earnest Money Deposit; or (ii) proceed to Closing and the Purchase Price shall be reduced by the lesser of (x) the amount of the reduction in value of the Property or (y) the amount of the construction costs necessary to restore the Property to the condition that existed prior to such casualty or condemnation.

12.	Covenants:

12.1	Seller. Between the Effective Date and the Closing Date, (a) Seller shall maintain the Property (including performance under any Service Contract Buyer is electing to assume post-Closing), and shall comply with all applicable laws and Environmental Laws (as defined herein); provided, however that except as necessary to comply with all applicable laws and Environmental Laws, Seller shall have no obligation to maintain or repair the Real Property or Personal Property; provided, Seller shall not cause any waste and Seller shall have responsibility for repairing any major damage (for example and not as a limitation, knocking down walls or holes in walls or floors from forklift or similar machinery) caused by the removal of any machinery and equipment which is not included in the Personal Property to be transferred to Buyer pursuant to Schedule 1.2 of this Agreement; (b) unless Buyer has given its prior written consent, Seller shall not make any material changes to or alterations of the Real Property or Personal Property except to perform (i) emergency repairs (regarding which Buyer shall be promptly advised in writing), and (ii) any other work having Buyer’s prior written approval. Seller shall, promptly upon Seller’s obtaining knowledge thereof, provide Buyer with a written notice (i) of any event which has or has the potential to have an adverse effect on the Property, or (ii) concerning the Real Property received by Seller from any governmental or quasi-governmental authority or from any insurance company, including any violation of applicable law or Environmental Laws, or any service of process relating to the Property or which affects Seller’s ability to perform its obligations under this Agreement.

12.2	Combination and Subdivision. The Property X Land that will be a part of the Real Property consists of all or portions of multiple tax parcels. The Enovum Property Y Land is a part of the larger Property Y Complex Land tax parcel. Except as noted herein, the Seller shall, at its sole cost and expense, use commercially reasonable efforts to take all necessary actions and implement all necessary measures required to (i) subdivide and combine the Property X Land so that the Property X Land is one separate and distinct tax parcel (the “Combination”); and (ii) subdivide the Enovum Property Y Land from the Property Y Complex Land so that the Enovum Property Y Land is one or more separate and distinct tax parcel (with respect to the Enovum Property Y Land, the “Subdivision”). The Seller’s responsibilities with respect to the necessary actions to effectuate the Combination and the Subdivision may include, but are not limited to, using commercially reasonable efforts to do the following:

(i)	obtaining all necessary permits, approvals, authorizations, and consents required from any governmental, municipal, administrative, or regulatory authority having jurisdiction in order to effectuate the Combination and the Subdivision;

(ii)	commissioning, completing, and filing all required and necessary studies, assessments, plans, reports, and surveys, including, without limitation, cadastral and boundary surveys, subdivision plans, and any necessary planning assessments required in connection with the Combination and the Subdivision; and

(iii)	completing all registrations, filings, and recordings necessary to legally effect the Combination and the Subdivision and to ensure that the Real Property is legally defined and identifiable as separate and distinct tax parcels. The Seller shall further ensure that all necessary conditions, requirements, and formalities imposed by any governing authority in connection with the Combination and the Subdivision are fully satisfied, such that the Real Property shall constitute independent and legally distinct lots, capable of separate ownership, conveyance, financing, and registration.

The Parties agree to work together in good faith to effectuate the Combination and the Subdivision. Seller agrees that it will provide copies of all proposed subdivision plats and plans to the Buyer for review and approval. Seller shall not file any such subdivision plans unless and until the Buyer has approved the same, such approval not to be unreasonably withheld, conditioned or delayed. Final, signed and approved subdivision plats, creating the Property X Land parcel and the Enovum Property Y Land parcel, shall be a condition to the obligations of the Buyer and Seller hereunder and the Closing may be extended, as needed, for a reasonable period of time, as agreed to by the Parties, for any pending requirements of the applicable governmental authorities regarding the approval of such plats. If after good faith efforts are made to obtain the necessary approval, the approval of any required subdivision plat is denied by the applicable governmental authorities, or if approval of any required subdivision plat is delayed beyond the last day that the Closing may occur under this Agreement (as such date may be extended as agreed to by the Parties), either Party may terminate this Agreement by providing written notice to the other Party, in which event, the Earnest Money Deposit shall be immediately returned to Buyer (other than, if applicable, the Non-Refundable Portion unless Buyer or Seller provides irrevocable notice by [*****] that it will exercise its termination right for failure to obtain the required governmental approvals, in which case this Agreement will immediately terminate and the Non-Refundable Portion shall be refunded to Buyer), this Agreement shall terminate, and neither Party shall have any additional rights, liabilities or obligations under this Agreement, except for those rights, liabilities and obligations which survive termination of the Agreement as expressly provided in this Agreement.

With respect to the Enovum Property Y Land and Enovum Building Space, the Parties understand that it will be necessary to create a condominium structure, in which event the Subdivision shall be deemed to include the creation of a separate condominium unit and the Seller will prepare the necessary plans and specifications and a declaration of condominium (the “Condo Declaration”) (each to be reviewed and approved by the Buyer) in accordance with the North Carolina Condominium Act. If the Parties cannot reach agreement on the form of the Condo Declaration or the necessary plans and specifications by the end of the Inspection Period, either Party may terminate this Agreement by providing written notice to the other Party prior to five (5) business days after the expiration of the Inspection Period, in which event, the Earnest Money Deposit shall be immediately returned to Buyer (other than, if applicable, the Non-Refundable Portion unless Buyer or Seller provides irrevocable notice by [*****] that it will exercise its termination right for failure to reach agreement on the form of the Condo Declaration or the necessary plans and specifications, in which case this Agreement will immediately terminate and the Non-Refundable Portion shall be refunded to Buyer) this Agreement shall terminate, and neither Party shall have any additional rights, liabilities or obligations under this Agreement, except for those rights, liabilities and obligations which survive termination of the Agreement as expressly provided in this Agreement.  The Parties agree that the Combination and the Subdivision is intended to result in parcels that maintain the same characteristics including zoning, development rights, permitting (if any), permitted uses, and all other aspects as currently exist for the Property Y Complex Land or the parcels which encompass the Property X Land (collectively, the “Existing Entitlements”), and the continuation or maintenance of such characteristics shall be a condition to the Buyer’s obligations to close under this Agreement. In the event the Combination or Subdivision would cause the Property X or the Enovum Property Y to not continue to have the Existing Entitlements, Buyer shall have the right to terminate this Agreement and receive a refund of the entire Earnest Money Deposit and upon such termination the Parties shall have no further rights or obligations hereunder, except for any rights or obligations that expressly survive the termination of this Agreement; provided, however, if the failure to retain the Existing Entitlement is due to the acts or omissions of Buyer, or the failure of Buyer to comply with its obligations under this Agreement, the Earnest Money Deposit shall be paid to Seller.

Notwithstanding anything to the contrary in this Agreement, Buyer shall be responsible for the payment of all engineering and other design work necessary to prepare the plans necessary for the construction of party walls, separation of utilities, separation of fire suppression systems, and other construction work related to the Subdivision and for the cost of construction related to the implementation of such plans. This payment obligation shall survive Closing or the earlier termination of this Agreement.

In furtherance of the foregoing, with respect to the Property X Land, on the Closing Date, the Parties shall execute and record an access easement agreement (the “Property X Access Easement Agreement”) whereby Seller shall provide an access easement over [*****] which provides access to the Property X Building and Property X Land and (ii) the Parties shall execute and record an easement and covenant (the “Fire Water Tower REA”) governing the shared use and maintenance of a fire suppression water tower and system which supports the Property X Building and Seller’s retained property. If the Parties cannot reach agreement on the forms of the Property X Access Easement Agreement or the Fire Water Tower REA prior to the expiration of the Inspection Period, either Party may terminate this Agreement by providing written notice to the other Party prior to five (5) business days after the expiration of the Inspection Period, in which event, the Earnest Money Deposit shall be immediately returned to Buyer (other than, if applicable, the Non-Refundable Portion unless Buyer or Seller provides irrevocable notice by [*****] that it will exercise its termination right for failure to reach agreement on the forms of the Property X Access Easement Agreement or the Fire Water Tower REA, in which case this Agreement will immediately terminate and the Non-Refundable Portion shall be refunded to Buyer), this Agreement shall terminate and neither Party shall have any additional rights, liabilities or obligations under this Agreement, except for those rights, liabilities and obligations which survive termination of the Agreement as expressly provided in this Agreement.

With respect to the Property Y Complex Land, on the Closing Date, the Parties shall execute and record an access easement (the “Property Y Reciprocal Easement Agreement”) whereby Seller shall grant an access easement over [*****] which provides access to the Enovum Property Y Land and Buyer shall grant an easement over portions of the Enovum Property Y Land (as such easements are shown on Exhibit A) and such other reciprocal easements as may be necessary to accommodate the Subdivision and to provide Seller access for purposes of using the truck wash station in a manner that will not materially affect Buyer’s use of the Enovum Property Y Land. If the Parties cannot reach agreement on the form of the Property Y Reciprocal Easement Agreement prior to the expiration of the Inspection Period, either Party may terminate this Agreement by providing written notice to the other Party prior to five (5) business days after the expiration of the Inspection Period, in which event, the Earnest Money Deposit shall be immediately returned to Buyer (other than, if applicable, the Non-Refundable Portion unless Buyer or Seller provides irrevocable notice by [*****] that it will exercise its termination right for failure to reach agreement on the form of the Property Y Reciprocal Easement Agreement, in which case this Agreement will immediately terminate and the Non-Refundable Portion shall be refunded to Buyer), this Agreement shall terminate and neither Party shall have any additional rights, liabilities or obligations under this Agreement, except for those rights, liabilities and obligations which survive termination of the Agreement as expressly provided in this Agreement.

All costs of creating the necessary subdivision plats and in obtaining the necessary approvals for the Combination and the Subdivision shall be the responsibility of the Seller.

13.	Conditions to Closing: Notwithstanding any other conditions to Closing set forth in this Agreement, Buyer’s obligation to purchase the Property or otherwise to perform any obligation provided in this Agreement is expressly conditioned upon the due performance by Seller of each material undertaking and covenant and agreement to be performed by Seller under this Agreement including, but not limited to, delivery of all items and documents required under Section 5.2 and the truth, accuracy and completeness in all material respects, of each representation and warranty made in this Agreement by Seller. Upon failure of any of such conditions, which failure is not remedied within five (5) days’ after prior written notice from Buyer, Buyer may terminate this Agreement. In the event of termination of this Agreement pursuant to this Section, the Earnest Money Deposit shall be returned to Buyer and neither Party shall have any additional rights, liabilities or obligations under this Agreement, except for those rights, liabilities and obligations which survive termination of the Agreement as expressly provided in this Agreement. Further, Buyer’s and Seller’s obligations in this Agreement are expressly conditioned upon receiving all necessary consents to effectuate the transfer of the Solar Farm Agreement and upon receiving all necessary consents and subordinations from Seller’s lender(s) necessary to effectuate the transactions contemplated by this Agreement, in each case on terms reasonably satisfactory to each Party, which the Parties agree to use commercially reasonable efforts to promptly obtain. Upon failure of such condition, either Party may terminate this Agreement. In the event of termination of this Agreement pursuant to this Section, the entire Earnest Money Deposit shall be returned to Buyer and neither Party shall have any additional rights, liabilities or obligations under this Agreement, except for those rights, liabilities and obligations which survive termination of the Agreement as expressly provided in this Agreement.

14.	Power Supply and Allocation. The Parties agree that the obligations of Buyer to close under the terms of this Agreement shall be expressly conditioned upon the Buyer’s receipt of confirmation from [*****], in the form of a letter agreement, electrical services agreement, or other form of written confirmation from [*****] reasonably acceptable to Buyer, that: (i) the Property X is currently served with at least thirty (30) megawatts of gross electrical power supply, and (ii) the Enovum Property Y is currently served with at least thirty (30) megawatts of gross electrical power supply, in each case, available for the Buyer’s intended use of the Real Property (such electrical capacities being referred to as the “Currently Available Capacity”).

Additionally, as a condition to Buyer’s obligation to close, Buyer shall have received reasonable evidence from [*****], in the form of the Energy Study (as defined below) or other form of written confirmation from [*****], reasonably acceptable to Buyer, that up to an additional 69 megawatts of gross electrical power supply will be made available to each of the Property X and the Enovum Property Y within seven (7) years after the Closing Date. Buyer is in receipt of a study that it believes satisfies this condition (the “Existing Study”); provided the Existing Study remains subject to review and approval by the Buyer.

The Parties anticipate that Buyer will request or Seller has requested from [*****] a power transmission study substantially similar to the Existing Study (the “Energy Study”), which will indicate the amount, feasibility, scope, availability and potential timing for any additional electrical power capacity beyond the thirty (30) megawatts of gross electrical power supply to the Property X and beyond the thirty (30) megawatts of gross electrical power supply to the Enovum Property Y (the “Additional Power Capacity”). Buyer believes that the Existing Study will serve as the Energy Study.

The Parties agree that any Additional Power Capacity shall be solely allocated to the Real Property and shall not be allocated to any property retained by the Seller, and Buyer shall be the sole owner of the Currently Available Capacity as well as, upon acceptance, any Additional Power Capacity, with all existing electrical service agreements with [*****] related to the Real Property to be either terminated with new agreements in the name of the Buyer or transferred to the Buyer at the Closing, unless it is determined after further discussions with [*****] and/or during the course of negotiations of the Occupancy Agreement, the Lease, the Fire Water Tower REA, the Property X Access Easement Agreement, the Property Y Reciprocal Easement Agreement, and the Condo Declaration that the delivery of the Currently Available Capacity and any Additional Power Capacity to be delivered to Buyer, and the Retained Capacity (as defined below) to be retained by Seller, needs to be delivered by some other arrangement. If the final form of such arrangements are not definitively determined in a manner reasonably satisfactory to both Parties, either Party may terminate this Agreement by providing written notice to the other Party, in which event, the Earnest Money Deposit shall be immediately returned to Buyer (other than, if applicable, the Non-Refundable Portion unless Buyer or Seller provides irrevocable notice by [*****] that it will exercise its termination right for failure to definitively determine the final form of such arrangements in a manner reasonably satisfactory to both Parties, in which case this Agreement will immediately terminate and the Non-Refundable Portion shall be refunded to Buyer), this Agreement shall terminate, and neither Party shall have any additional rights, liabilities or obligations under this Agreement, except for those rights, liabilities and obligations which survive termination of the Agreement as expressly provided in this Agreement. Buyer agrees that as a part of the Occupancy Agreement and the Lease, Buyer will provide electrical service (at the Seller’s costs for all usage) adequate for the operation of the Seller’s business in the Property X Building, the Enovum Building Space and the Leaseback Premises, as applicable. For the avoidance of doubt, Seller shall retain and continue to utilize approximately [*****] megawatts of electricity at the Property Y Complex Building for its ongoing business operations (the “Retained Capacity”). Such Retained Capacity is governed by Unifi’s existing contractual arrangements with [*****] and is separate from, and shall not be reduced, impaired, or otherwise affected by, the Additional Power Capacity being evaluated pursuant to the Energy Study.

In the event Buyer is not able to obtain: (i) confirmation of the Currently Available Capacity, in the form of a letter agreement, electrical services agreement, or other form of written confirmation from [*****] reasonably acceptable to Buyer or (ii) evidence, reasonably acceptable to Buyer, in the form of the Energy Study or other form of written confirmation from [*****], that the Additional Power Capacity will be available within the seven (7) year period stated above, Buyer shall have the right: (A) to extend the Closing Date for a reasonable period of time, with Seller’s consent, in order to obtain the letter agreements, electrical services agreements, or other forms of written confirmation from [*****] or to hold conversations with [*****] regarding the Currently Available Capacity or Additional Power Capacity to the Real Property, as applicable; or (B) terminate this Agreement. In the event of termination of this Agreement pursuant to this Section 14, the Earnest Money Deposit (other than, if applicable, the Non-Refundable Portion, which shall be immediately paid to Seller) shall be returned to Buyer and neither Party shall have any additional rights, liabilities or obligations under this Agreement, except for those rights, liabilities and obligations which survive termination of the Agreement as expressly provided in this Agreement. Buyer believes the Existing Study will be sufficient to satisfy subsection (ii) of this paragraph.

15.	Post-Closing Occupancy. Buyer and Seller anticipate that after the Closing Date hereunder, Seller will continue to occupy the Property X and the Enovum Property Y for a period of time and will thereafter vacate all of the Enovum Property Y and a portion of the Property X and lease a portion of the Property X on a continuing basis all in accordance with the following provisions:

a.	Short-Term Occupancy. Seller shall have a short-term license to continue to occupy the Property X and the Enovum Property Y for a period not to exceed [*****] after the Closing Date (the “Occupancy Agreement Termination Date). At the end of such [*****] period, Seller shall have vacated all of the Enovum Building Space and all of the Property X Building other than an approximately [*****] square feet portion thereof (the “Leaseback Premises”). At the Closing Date, the Parties will execute an occupancy agreement (the “Occupancy Agreement”) to govern Seller’s short-term occupancy of the Property X and the Enovum Property Y. If the Parties cannot reach agreement on the form of the Occupancy Agreement prior to the expiration of the Inspection Period, either Party may terminate this Agreement by providing written notice to the other Party prior to five (5) business days after the expiration of the Inspection Period, in which event, the Earnest Money Deposit shall be immediately returned to Buyer (other than, if applicable, the Non-Refundable Portion unless Buyer or Seller provides irrevocable notice by [*****] that it will exercise its termination right for failure to reach agreement on the form of the Occupancy Agreement, in which case this Agreement will immediately terminate and the Non-Refundable Portion shall be refunded to Buyer), this Agreement shall terminate and neither Party shall have any additional rights, liabilities or obligations under this Agreement, except for those rights, liabilities and obligations which survive termination of the Agreement as expressly provided in this Agreement.

b.	Leaseback. After the Occupancy Agreement Termination Date, Seller will lease the Leaseback Premises from Buyer in accordance with a lease agreement for a five-year term (the “Lease”). Buyer and Seller agree to work together in good faith to negotiate the fundamental terms of the Lease during the Inspection Period, including, the configuration of the Leaseback Premises (which shall include a demising wall to be built by Buyer at Buyer’s sole expense and a temporary right for Buyer to access Seller’s side of the demising wall until completion of the wall), rental amount, responsibility for utilities and other operating costs, insurance requirements, surrender requirements and access, all of which shall generally be consistent with fair market conditions for similar warehousing and distribution facilities in the Yadkinville area (i.e. surrounding 10 mile radius). The Parties agree that other than the demising wall referenced above, Buyer shall not be obligated to make any other improvements to the Leaseback Premises to accommodate the Seller’s use thereof. If, after good faith negotiations, the Parties cannot agree on the terms of the Lease during the Inspection Period, either Party may terminate this Agreement by written notice to the other Party, in which event the Earnest Money shall be returned to Buyer and neither Party shall have any further obligation hereunder except any such obligation which explicitly survives termination of this Agreement.

16.	Earnout. Buyer shall, promptly following the Closing Date, use commercially reasonable efforts to obtain electrical services agreements with [*****] providing for Additional Power Capacity to the Real Property on a per site basis (i.e., Additional Power Capacity to each of the Property X and the Enovum Property Y) within four (4) years following the Closing Date.

In no event shall the Buyer be obligated to execute any electrical services agreement for the Additional Power Capacity if Buyer determines that the conditions (including, without limitation, costs to operate or build out such capacity) are not acceptable to Buyer in its commercially reasonable discretion. Seller shall be permitted to communicate directly with [*****] regarding such Additional Power Capacity, and Buyer shall provide any reasonably required authorization to facilitate such communications. Buyer and Seller shall reasonably cooperate in pursuing the Additional Power Capacity for the Real Property, and Seller shall not take any action that would interfere with Buyer’s efforts. Buyer and Seller acknowledge that there are three (3) scenarios whereby Additional Power Capacity may be obtained and that in each scenario the Parties have agreed that upon fulfillment of certain requirements, Buyer will pay additional compensation to the Seller as follows:

(a)	69 Megawatt Milestone Payment. The Parties acknowledge that if, within two (2) years following the Closing Date: (i) Buyer executes an electrical services agreement for an additional 69 megawatts of service (i.e., over and above the Currently Available Capacity) to either of the Property X or the Enovum Property Y or (ii) the Property X or the Enovum Property Y actually receive an additional 69 megawatts of service (in either case, the “69 Megawatt Milestone”), Buyer shall pay Seller USD Eight Million Dollars (USD $8,000,000.00) per applicable parcel, within thirty (30) days of either: (a) the execution of an electrical services agreement for either the Property X or the Enovum Property Y by Buyer and [*****]; or (b) the actual availability for Buyer’s use of such additional megawatts of service to either the Property X or the Enovum Property Y;

If a 69 Megawatt Milestone is achieved for either of the Property X or the Enovum Property Y between two (2) and three (3) years following the Closing Date, Buyer shall instead pay Seller Five Million Dollars (USD $5,000,000.00) within thirty (30) days of either: (a) the execution of an electrical services agreement for either the Property X or the Enovum Property Y by Buyer and [*****] or (b) the actual availability for Buyer’s use of such additional megawatts of service to either the Property X or the Enovum Property Y.

If a 69 Megawatt Milestone is achieved for either of the Property X or the Enovum Property Y between three (3) and four (4) years following the Closing Date, Buyer shall instead pay Seller, Three Million Dollars (USD $3,000,000.00) within thirty (30) days of either: (a) the execution of an electrical services agreement for either the Property X or the Enovum Property Y by Buyer and [*****] or (b) the actual availability for Buyer’s use of such additional megawatts of service to either the Property X or the Enovum Property Y. If any 69 Megawatt Milestone is reached after the end of such fourth year beyond the Closing Date and before the end of the sixth year beyond the Closing Date, Buyer will instead pay Seller One Million Dollars (USD $1,000,000.00) within thirty (30) days of either: (a) the execution of an electrical services agreement for either the Property X or the Enovum Property Y by Buyer and [*****] or (b) the actual availability for Buyer’s use of such additional megawatts of service to either the Property X or the Enovum Property Y.

The $8,000,000, $5,000,00.00, $3,000,000.00 or $1,000,000.00 payments, as applicable, may be referred to herein as the “69 Megawatt Milestone Payment”. In the event any 69 Megawatt Milestone is achieved after the expiration of the sixth year after the Closing Date, Buyer shall not be obligated to make any 69 Megawatt Milestone Payment.

(b)	30 to 68 Megawatt Payment(s). If a 69 Megawatt Milestone is not achieved, but during the period from the Closing Date until the date that is four (4) years after the Closing Date: (i) Buyer executes and electrical services agreement for any additional megawatts of service (i.e., over and above the Currently Available Capacity, but less than the 69 Megawatt Milestone), to either the Property X or the Enovum Property Y; or (ii) the Property X or the Enovum Property Y actually receive additional megawatts of service, in each case for electrical capacity in excess of the Currently Available Capacity but less than the 69 Megawatt Milestone, then the Buyer shall pay the Seller within thirty (30) days of the condition being satisfied an additional payment (the “Partial Capacity Payment”) equal to the product of: (X) the total number of additional megawatts offered to or actually received by the Property X or the Enovum Property Y, as applicable (up to a total of 68 Megawatts per parcel), and (Y) ninety-four thousand one hundred seventeen and 60/100 Dollars ($94,117.60). In the event Additional Power Capacity is provided in multiple successive agreements or availabilities, each such Additional Power Capacity achievement shall trigger payment of a Partial Capacity Payment (for example if in year one Additional Power Capacity of forty (40) megawatts is achieved and in year two Additional Power Capacity of twenty (20) megawatts is achieved, Buyer will make the requisite payment after each achievement); provided, such successive payments shall not be duplicative of any prior capacity for which Buyer has made a Partial Capacity Payment. In the event no Additional Power Capacity is provided or obtained within four (4) years following the Closing Date, Buyer shall not have any obligation to make any Partial Capacity Payment to Seller with respect to Additional Power Capacity. Additionally, in the event Buyer has made any Partial Capacity Payment, and later the 69 Megawatt Milestone is achieved, the 69 Megawatt Milestone Payment will be reduced by the amount of any prior Partial Capacity Payment.

(c)	Payment for 100 Megawatt and Greater Capacity. In addition to the 69 Megawatt Milestone Payment or the Partial Capacity Payment(s), in the event: (i) Buyer executes an electrical services agreement for Additional Power Capacity in excess of 69 megawatts of service (i.e., over and above the Currently Available Capacity) to either of the Property X or the Enovum Property Y or (ii) the Property X or the Enovum Property Y actually receive in excess of 69 megawatts of service (in either case, the “69 Megawatt Milestone”), Buyer agrees that it will pay to Seller, for each megawatt of Additional Power Capacity offered to or actually received by the Property X or the Enovum Property Y by [*****] above 69 megawatts, and achieved within four (4) years following the Closing Date, Two Hundred Thousand Dollars (USD $200,000.00) per megawatt, up to an aggregate cap of Five Million Dollars (USD $5,000,000.00) per parcel, with such payments to be made as Additional Power Capacity is offered to or actually received by either the Property X or the Enovum Property Y; provided that Buyer shall have no obligation to pay for Additional Power Capacity above 69 megawatts achieved after four (4) years following the Closing Date or in excess of such Five Million Dollars (USD $5,000,000.00) cap. This provision shall apply to each of the Property X and the Enovum Property Y independently.

17.	Right of First Offer. Seller agrees that after the Closing under this Agreement, if Seller desires to sell or lease all or any portion of the Property Y, Buyer shall have a right of first offer with respect to the Property Y in accordance with the terms of this Section 17 (the “First Offer Right”). At the Closing, the Parties will execute a right of first offer agreement (the “ROFO Agreement”), which shall contain certain minimum terms as follows. If, after good faith negotiations, the Parties cannot agree on the terms of the ROFO Agreement during the Inspection Period, either Party may terminate this Agreement by written notice to the other Party, in which event the Earnest Money shall be returned to Buyer and neither Party shall have any further obligation hereunder except any such obligation which explicitly survives termination of this Agreement.

a.	Seller Offer Notice. Prior to marketing, soliciting offers for, entering into negotiations with any third party regarding the sale or lease of all or any portion of the Property Y, or accepting any unsolicited third party offer, Seller shall deliver written notice to Buyer (the “Offer Notice”) setting forth Seller’s good faith proposed terms for such sale or lease (or, if applicable, the terms set forth in any unsolicited third party offer), including: (i) a description of the Property Y proposed to be transferred; (ii) the proposed purchase price or rent, as applicable; (iii) the proposed terms of payment, including any Seller financing; (iv) the proposed amount, form and timing of earnest money deposits; (v) any proposed due diligence or study period; (vi) the proposed closing date; (vii) the allocation of closing or leasing costs; (viii) the state of title to be conveyed; (ix) any brokerage commissions payable and by whom; and (x) all other material terms upon which Seller is willing to sell the Property Y or applicable portion thereof.

b.	Exercise Notice. For a period of thirty (30) days after receipt of the Offer Notice (the “Exercise Period”), Buyer shall have the exclusive right and option to notify Seller in writing (the “Exercise Notice”) of Buyer’s election to purchase or lease, as applicable, the Property Y or applicable portion thereof on the terms set forth in the Offer Notice.

c.	Purchase Agreement; Lease; Failure to Exercise. If Buyer timely exercises the First Offer Right, Seller and Buyer shall be obligated to enter into a written contract (the “Definitive Agreement”), generally in the form of this Agreement (if a sale) with respect to representations, closing mechanics, and other applicable provisions (except to the extent the Offer Notice has terms that differ from this Agreement or as may otherwise be set forth in the Offer Notice), embodying the terms set forth in the Offer Notice, within thirty (30) days following the date on which the Exercise Notice is given (the “Negotiation Period”).

If Buyer does not timely exercise the First Offer Right, or if Buyer and Seller do not timely enter into the Definitive Agreement (other than as a result of the Seller’s bad faith refusal to execute the Definitive Agreement), or if Buyer or Seller shall terminate the Definitive Agreement pursuant to any of the terms thereof (other than due to a Seller default thereunder) Seller shall be free, for a period of one (1) year following the expiration of the Exercise Period or Negotiation Period or termination of the Definitive Agreement (as applicable), to sell or lease the Property Y to a third party; provided, however, that such sale or lease shall be on economic terms no more favorable to the third party than those offered to Buyer in the Offer Notice. If Seller proposes to sell or lease the Property Y on terms that are materially more favorable to the third party than those set forth in the Offer Notice, or if the sale or lease is not consummated within such one (1) year period, Seller shall first re-offer the Property Y or applicable portion thereof to Buyer in accordance with the provisions of this Section 17 before completing any such transfer.

d.	Failure to Comply by Seller. Any sale or lease made by Seller in contravention of this Section 17 shall be null and void and of no force and effect.

e.	Recording. The ROFO Agreement shall be in recordable form and Buyer shall have the right to record the ROFO Agreement and encumber the Property Y with the First Offer Right set forth in this Section 17. The ROFO Agreement shall be executed by the Parties at the Closing.

18.	Announcements. Both before and after the Closing Date, neither the Seller nor the Buyer shall issue any press release or other public announcement or release information with respect to this Agreement to the press or the public unless the same has been mutually approved by the Buyer and the Seller, each acting reasonably, or such disclosure is in the good faith opinion of the Buyer or the Seller, as the case may be, required in order to comply with any applicable laws or regulations, including U.S. securities laws, or the rules, orders or regulations of any stock exchange to which Buyer or Seller is subject.

[Signatures on the following page.]

IN WITNESS WHEREOF the Buyer and Seller have executed this Agreement as of the Effective Date.

SELLER:

Unifi Manufacturing, Inc.,
a North Carolina corporation

By:	/s/ Edmund M. Ingle
Name:	Edmund M. Ingle
Title:	Chief Executive Officer

BUYER:

ENOVUM DATA CENTERS CORP.,
a Canadian corporation

By:	/s/ Samir Tabar
Name:	Samir Tabar
Title:	President

ACKNOWLEDGEMENT OF TITLE COMPANY

The undersigned hereby acknowledges receipt of the fully executed Real Estate Purchase and Sale Agreement dated August _____, 2026, and the Earnest Money Deposit in the amount of Two Million Two Hundred Fifty Thousand and No/100 Dollars (USD $2,250,000.00) this ______ day of August, 2026.

CHICAGO TITLE COMPANY, LLC

By: [*****]

Title: [*****]

Name: [*****]

Address: 200 S. Tryon Street, Suite 800

Phone: [*****]

Email: [*****]

PURCHASE AGREEMENT - EXHIBIT A

PROPERTY DESCRIPTION/DEPICTION

[*****]

PURCHASE AGREEMENT - EXHIBIT B

FORM OF ESCROW AGREEMENT

[*****]

PURCHASE AGREEMENT - EXHIBIT C

SPECIAL WARRANTY DEED

[*****]

PURCHASE AGREEMENT - EXHIBIT D

MUTUAL NON-DISCLOSURE AGREEMENT

[*****]

SCHEDULE 1.2

[*****]

SCHEDULE 6

[*****]